Exhibit 99.1

Cadence Pharmaceuticals Reports Second Quarter 2009 Financial Results

SAN DIEGO, CA – August 5, 2009 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, today reported financial results for the three and six months ended June 30, 2009.

During the second quarter of 2009, Cadence submitted its New Drug Application (NDA) for Acetavance™ (intravenous acetaminophen), its investigational product candidate for the treatment of acute pain and fever. The NDA was subsequently accepted for filing and designated for Priority Review by the FDA. The FDA has issued a goal date for the NDA of November 13, 2009 under the Prescription Drug User Fee Act (PDUFA).

“We are very pleased with the FDA’s decision to grant Priority Review, reflecting the unmet medical need for the treatment of pain and fever in patients who cannot take medication by mouth,” said Jim Breitmeyer, Executive Vice President and Chief Medical Officer of Cadence. “We look forward to working closely with the FDA during the review process and believe that Acetavance has significant potential to enhance patient care.”

Also during the second quarter of 2009, Cadence announced that Scott Byrd joined the company as Senior Vice President and Chief Commercial Officer. Mr. Byrd joined Cadence from Eli Lilly and Company and has an extensive background in sales and marketing in the acute care area. His responsibilities include sales, marketing and supply chain operations.

“Scott Byrd brings a wealth of innovative commercial and executive leadership skills to Cadence,” said Ted Schroeder, President and CEO of Cadence. “His current focus is on bringing together an experienced commercial leadership team with the goal of being prepared to launch Acetavance at the earliest possible date following approval.”

Financial Results

For the three months ended June 30, 2009, Cadence reported a net loss of $8.3 million, or $0.17 per share, compared to a net loss of $15.6 million, or $0.41 per share, for the same period in 2008. For the six months ended June 30, 2009, Cadence reported a net loss of $18.7 million, or $0.40 per share, compared to a net loss of $29.3 million, or $0.83 per share, for the same period in 2008. The per share amount for the three and six month periods of 2009 includes the effect of the issuance of 12,039,794 shares of common stock during the first quarter of 2009 pursuant to a private placement transaction and the issuance of 9,240,307 shares of common stock pursuant to a registered direct offering of common stock during the first quarter of 2008. The per share amounts for three and six month periods of 2008 include only the effect of the 2008 common stock issuance.

Operating expenses for the three months ended June 30, 2009 were $8.0 million, a decrease of $7.6 million from the $15.6 million reported for the comparable period in 2008. Operating expenses for the six months ended June 30, 2009 were $18.1 million, a decrease of $11.2 million from the $29.3 million reported for the comparable period in 2008. The decreases in the current year expenses are primarily due to a reduction in research and development costs as the company completed its clinical development program for Acetavance in early 2009 and submitted an NDA for this product candidate in May 2009. Further, in March 2009, Cadence discontinued the development program for its omiganan product candidate and has incurred a limited amount of expense thus far during the year as it completes the regulatory requirements for this program.

As of June 30, 2009, Cadence held cash and cash equivalents of $105.4 million, which includes proceeds from the private placement of the company’s common stock completed in February 2009, resulting in proceeds, net of offering costs, of approximately $86.2 million.

Financial Outlook for 2009

Cadence currently anticipates that total operating expenses for 2009 will be between $50.0 million and $55.0 million. The increase in anticipated operating expenses for 2009 as compared to the guidance given in March is the result of the acceleration of the company’s efforts to prepare for the commercialization of Acetavance given the Priority Review status granted to the NDA for this product candidate in July and the resulting PDUFA goal date of November 13, 2009. With the acceleration of Cadence’s pre-commercialization activities, and assuming a total of $15.0 million in regulatory milestone payments as required under the company’s license agreement if the NDA is approved during the fourth quarter of 2009, cash and cash equivalents at December 31, 2009 are expected to be between $61.0 million and $65.0 million.

Conference Call and Webcast on August 5, 2009 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Cadence management will host a conference call on August 5, 2009 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and interested investors may participate in the conference call by dialing 877-856-1961 (domestic) or 719-325-4779 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company is currently developing Acetavance (intravenous acetaminophen), an investigational product candidate for the treatment of acute pain and fever. For more information about Cadence’s pipeline, visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “expects,” “anticipates,” “plans,” “will,” and “assuming,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Forward-looking statements include statements regarding: the company’s belief that Acetavance may fulfill unmet medical needs or enhance patient care, the timeframe in which Cadence anticipates receiving regulatory approval for Acetavance, and the company’s financial projections for 2009. The inclusion of forward-looking statements such as these should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the company’s business, including, without limitation: the company’s dependence on its only product candidate, Acetavance, and the possibility that the FDA may determine that the data and information provided in the NDA for Acetavance are insufficient to support regulatory approval; the possibility that the FDA may require Cadence to perform additional clinical trials, studies or other activities, or request additional information, which could substantially delay the regulatory approval of this product candidate; the possibility that pre-approval inspections by the FDA of the site where Acetavance is manufactured, or Cadence’s clinical trial sites, may raise issues that must be resolved prior to obtaining final approval of the NDA; the risk that increased attention to drug safety issues in general may result in a more cautious approach by the FDA, which could delay the completion of the review process for the Acetavance NDA, or result in limitations in the indications for use or the inclusion of unfavorable information in the labeling for this product candidate; intense competition from existing and new products, which could diminish the commercial potential for Acetavance; the possibility that the patent rights covering Acetavance may not be sufficient to preclude other intravenous formulations of acetaminophen from being developed by competitors; the potential for Cadence to require substantial additional funding in order to obtain regulatory approval for and commercialize Acetavance, and the risk that the company may not be able to raise sufficient capital when needed, or at all; and other risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Cadence™ and Acetavance™ are trademarks of Cadence Pharmaceuticals, Inc.

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Contact:	William R. LaRue
SVP & Chief Financial Officer
Cadence Pharmaceuticals, Inc.

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating expenses:
Research and development	$4,079,979	$11,743,221	$10,219,321	$22,221,268
Marketing	1,186,139	927,275	1,722,254	1,510,977
General and administrative	2,974,605	2,902,894	5,786,352	5,569,932
Other	(237,701)	—	413,085	28,257

Total operating expenses	8,003,022	15,573,390	18,141,012	29,330,434

Loss from operations	(8,003,022)	(15,573,390)	(18,141,012)	(29,330,434)

Other (expense) income, net	(297,059)	(23,446)	(596,432)	16,683

Net loss	$(8,300,081)	$(15,596,836)	$(18,737,444)	$(29,313,751)

Basic and diluted net loss per share(1)	$(0.17)	$(0.41)	$(0.40)	$(0.83)

Shares used to compute basic and diluted net loss per share(1)	50,299,362	38,057,485	47,083,492	35,489,290

(1)

As a result of the issuance of 12,039,794 shares of common stock pursuant to a private placement in the first quarter of 2009 and 9,240,307 shares of common stock pursuant to an effective shelf registration in the first quarter of 2008, there is a lack of comparability in the per share amounts between the 2009 and 2008 periods presented.

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$105,353,616	$47,627,246
Restricted cash	1,847,848	2,195,696
Prepaid expenses and other current assets	1,733,399	219,674

Total current assets	108,934,863	50,042,616

Property and equipment, net	5,447,615	4,477,020
Restricted cash	537,586	537,586
Other assets	33,554	90,792

Total assets	$114,953,618	$55,148,014

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	3,767,365	$4,877,854
Accrued liabilities	3,610,492	9,063,310
Current portion of long-term debt	6,377,275	7,694,173
Other current liabilities	22,048	22,048

Total current liabilities	13,777,180	21,657,385

Deferred rent	801,175	952,274
Long-term debt, less current portion and discount	3,179,199	6,098,113
Total stockholders’ equity	97,196,064	26,440,242

Total liabilities and stockholders’ equity	$114,953,618	$55,148,014